                                The Pillar Funds

                                   PROSPECTUS

                                 April 30, 2001

                         U.S. TREASURY SECURITIES PLUS
                               MONEY MARKET FUND

                               INVESTMENT ADVISOR
                         FLEET INVESTMENT ADVISORS INC.

                     THE SECURITIES AND EXCHANGE COMMISSION
               HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR
                  PASSED UPON THE ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE




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                                                                  APRIL 30, 2001

ABOUT THIS PROSPECTUS
The Pillar Funds is a mutual fund family that offers different classes of shares in separate investment portfolios (Funds). The Funds have individual investment goals and strategies. This prospectus gives you important information about the shares of the U.S. Treasury Securities Plus Money Market Fund that you should know before investing. Please read this prospectus and keep it for future reference.

THIS PROSPECTUS HAS BEEN ARRANGED INTO DIFFERENT SECTIONS SO THAT YOU CAN EASILY REVIEW THIS IMPORTANT INFORMATION. FOR MORE DETAILED INFORMATION ABOUT THE FUND, PLEASE SEE:

                                                                         Page
Principal Investment Strategies and Risks,
     Performance Information and Expenses ................................  1
More Information About Risk ..............................................  3
More Information About Fund Investments ..................................  3
Investment Advisor .......................................................  3
Purchasing and Selling Fund Shares .......................................  4
Distribution of Fund Shares ..............................................  5
Dividends and Distributions ..............................................  6
Taxes ....................................................................  6
Financial Highlights .....................................................  7
How to Obtain More Information About
     The Pillar Funds ..........................................   Back Cover




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                                                                  APRIL 30, 2001


U.S. TREASURY SECURITIES PLUS MONEY MARKET FUND

FUND SUMMARY

INVESTMENT GOAL
Preserve principal value and maintain a
high degree of liquidity while providing current income

INVESTMENT FOCUS
Money market instruments issued by the
U.S. Treasury

SHARE PRICE VOLATILITY
Very low

PRINCIPAL INVESTMENT STRATEGY
Investing in short-term U.S. dollar-
denominated obligations of the
U.S. Treasury and repurchase agreements

INVESTOR PROFILE
Conservative investors who want to receive income through a liquid investment

INVESTMENT STRATEGY OF THE U.S. TREASURY SECURITIES PLUS MONEY MARKET FUND

The Fund invests exclusively in short-term U.S. dollar-denominated money market instruments issued by the U.S. Treasury and repurchase agreements that are fully collateralized by U.S. Treasury securities. The Fund will maintain an average dollar weighted maturity of 60 days or less, and will only acquire securities that have a remaining maturity of 397 days or less. The Advisor's investment selection process seeks to increase the Fund's potential for current income through analysis of the available yields among the Fund's permitted investments and "positioning on the yield curve" -- that is, balancing the desire to earn attractive rates of interest with the need to maintain an appropriate maturity level. The Advisor actively manages the maturity of the Fund based on current market interest rates and its outlook on the various economic factors which influence the market for short-term fixed income instruments and future interest rate predictions.

PRINCIPAL RISKS OF INVESTING IN THE
U.S. TREASURY SECURITIES PLUS MONEY MARKET FUND

An investment in the Fund is subject to income risk, which is the possibility that the Fund's yield will decline due to falling interest rates. A FUND SHARE IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENT AGENCY. In addition, although a money market fund seeks to keep a constant price per share of $1.00, you may lose money by investing in the Fund.

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PERFORMANCE INFORMATION


The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

THIS BAR CHART SHOWS CHANGES IN THE PERFORMANCE OF THE FUND FROM YEAR TO YEAR.

[Bar Chart Omitted] Plot points are as follows:

1994 - 3.60%
1995 - 5.40%
1996 - 4.82%
1997 - 4.89%
1998 - 4.78%
1999 - 4.41%
2000 - 5.66%

           BEST QUARTER          WORST QUARTER
               1.46%                 0.68%
             (9/30/00)             (3/31/94)


Call 1-800-932-7782 or visit the Fund's website www.pillarfunds.com for the Fund's most current 7-day yield.

THIS TABLE SHOWS THE FUND'S AVERAGE ANNUAL TOTAL RETURNS FOR THE PERIODS ENDED DECEMBER 31, 2000.

                                                     SINCE
                               1 YEAR   5 YEARS    INCEPTION
--------------------------------------------------------------------------------
U.S. TREASURY SECURITIES
PLUS MONEY MARKET FUND          5.66%    4.91%      4.60%*
--------------------------------------------------------------------------------

*  SINCE 5/3/93

FUND FEES AND EXPENSES

THIS TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY IF YOU BUY AND HOLD FUND SHARES.

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES
(EXPENSES DEDUCTED FROM FUND ASSETS)*
--------------------------------------------------------------------------------
Management Fees                               .15%
Distribution and Service (12b-1) Fees         .03%
Other Expenses                                .46%
--------------------------------------------------------------------------------
Total Annual Fund Operating Expenses          .64%
--------------------------------------------------------------------------------

* THE FUND'S TOTAL ACTUAL ANNUAL FUND OPERATING EXPENSES FOR THE MOST RECENT FISCAL YEAR WERE LESS THAN THE AMOUNT SHOWN ABOVE BECAUSE THE ADVISOR WAIVED A PORTION OF ITS FEES IN ORDER TO KEEP TOTAL OPERATING EXPENSES AT A SPECIFIED LEVEL. THIS FEE WAIVER REMAINS IN PLACE AS OF THE DATE OF THIS PROSPECTUS, BUT THE ADVISOR MAY DISCONTINUE ALL OR PART OF THIS WAIVER AT ANY TIME. WITH THIS FEE WAIVER, THE FUND'S ACTUAL TOTAL OPERATING EXPENSES ARE EXPECTED TO BE AS
FOLLOWS:

U.S. TREASURY SECURITIES PLUS MONEY MARKET FUND     0.55%

FOR MORE INFORMATION ABOUT THESE FEES, SEE "INVESTMENT ADVISOR" AND "DISTRIBUTION OF FUND SHARES."

--------------------------------------------------------------------------------
EXAMPLE
--------------------------------------------------------------------------------
This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Fund would be:

1 YEAR           3 YEARS         5 YEARS      10 YEARS
--------------------------------------------------------------------------------
  $65             $205            $357          $798

2

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                                                                  APRIL 30, 2001


MORE INFORMATION
ABOUT RISK

The Fund is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

The Fund has an investment goal and strategies for reaching that goal. The investment managers invest Fund assets in a way that they believe will help the Fund achieve its goal. Still, investing in the Fund involves risk and there is no guarantee that the Fund will achieve its goal. The investment managers' judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job an investment manager does, you could lose money on your investment in the Fund, just as you could with other investments. THE U.S. TREASURY SECURITIES PLUS MONEY MARKET FUND TRIES TO MAINTAIN A CONSTANT PRICE PER SHARE OF $1.00, BUT THERE IS NO GUARANTEE THAT THE FUND WILL ACHIEVE THIS GOAL. A Fund share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

MORE INFORMATION ABOUT
FUND INVESTMENTS

The Fund's investments and strategies are described in more detail in our Statement of Additional Information. Of course, we cannot guarantee that the Fund will achieve its investment goal.

INVESTMENT ADVISOR

The Investment Advisor makes investment decisions for the Fund and continuously reviews, supervises and administers the Fund's investment program. The Board of Trustees of The Pillar Funds supervises the Advisor and establishes policies that the Advisor must follow in its management activities.

Prior to March 1, 2001, Summit Bank Investment Management Division, a division of Summit Bank ("Summit Bank"), served as the Investment Advisor to the Fund. Summit Bank was a wholly-owned subsidiary of Summit Bancorp. On March 1, 2001, FleetBoston Financial Corporation ("FleetBoston") acquired Summit Bancorp and thereafter, Fleet Investment Advisors Inc. ("Fleet"), an indirect wholly-owned subsidiary of FleetBoston, succeeded Summit Bank as the Investment Advisor to the Fund. The Board of Trustees has approved an interim advisory agreement between The Pillar Funds and Fleet. Shareholders will have an opportunity to approve a permanent advisory agreement at a shareholder meeting to be held during the interim period. Fleet's address is 100 Federal Street, Boston, Massachusetts 02109. As of December 31, 2000, Fleet had approximately $99 billion in assets under management. Fleet and its predecessor, Summit Bank, are collectively referred to as the Advisor.

For the year ended December 31, 2000, the Advisor received advisory fees as a percentage of average daily net assets of:

U.S.TREASURY SECURITIES
   PLUS MONEY MARKET FUND .................... 0.05%

                                                                               3

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PURCHASING AND SELLING
FUND SHARES

This section tells you how to purchase and sell (sometimes called "redeem") shares of the Fund. Shares of the Fund are available only to qualified institutional customers of Fleet National Bank.

HOW TO PURCHASE FUND SHARES

To purchase shares directly, please call 1-800-243-8550. The Fund cannot accept checks, third-party checks, credit cards, credit card checks or cash.

You may also buy shares through accounts with brokers and other institutions that are authorized to place trades in Fund shares for their customers. If you invest through an authorized institution, you will have to follow its procedures which may be different from the procedures for investing directly. Your broker or institution may charge a fee for its services, in addition to the fees charged by the Fund. You will also generally have to address your correspondence or questions regarding the Fund to your broker or institution.

GENERAL INFORMATION

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day).

The Fund reserves the right to refuse any purchase requests, particularly those that would not be in the best interests of the Fund or its shareholders and could adversely affect the Fund or its operations. This includes those from any individual or group who, in the Fund's view, are likely to engage in excessive trading (usually defined as more than four transactions out of the Fund within a calendar year).

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after the Fund receives your purchase order.

The Fund calculates its NAV once each Business Day at 3:00 p.m., Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, the Fund generally must receive both your order in proper form and federal funds (readily available funds) before 3:00 p.m., Eastern time.

HOW WE CALCULATE NAV

NAV for one Fund share is the value of that share's portion of the net assets of the Fund.

In calculating NAV, the Fund generally values its investment portfolio using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, the Fund may value its portfolio at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

MINIMUM PURCHASES

To purchase shares for the first time, you must invest at least $100,000 in the Fund. There is no minimum for subsequent purchases. The Fund may accept investments of smaller amounts at its discretion.

4

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                                                                  APRIL 30, 2001


HOW TO SELL YOUR FUND SHARES

If you own your shares directly, you may sell your shares on any Business Day by contacting Fleet National Bank directly by telephone at 1-800-243-8550.

If you own your shares through an account with a broker or other institution, contact that broker or institution to sell your shares. Your broker or institution may charge a fee for its services, in addition to the fees charged by the Fund.

The sale price of each share will be the NAV next determined after the Fund receives your request.

RECEIVING YOUR MONEY

Normally, the Fund will send your sale proceeds within one Business Day after the Fund receives your request. Your proceeds will be credited to your account.

REDEMPTIONS IN KIND

The Fund generally pays sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise (and for the protection of the Fund's remaining shareholders), the Fund might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). It is highly unlikely that your shares would ever be redeemed in kind, but if they were, you might have to pay transaction costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption.

SUSPENSION OF YOUR RIGHT TO SELL YOUR SHARES

The Fund may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

TELEPHONE TRANSACTIONS

Purchasing and selling Fund shares over the telephone is extremely convenient, but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund over the telephone, you will generally bear the risk of any loss.

DISTRIBUTION OF FUND SHARES

The Fund has adopted a distribution plan under Rule 12b-1 that allows the Fund to pay distribution and service fees for the sale and distribution of its shares, and for services provided to shareholders. Because these fees are paid out of the Fund's assets continuously, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Distribution fees, as a percentage of average daily net assets, are 0.03% for the Fund.

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The Distributor may, from time to time in its sole discretion, institute one or more promotional incentive programs for dealers, which will be paid for by the Distributor from any sales charge it receives or from any other source available to it. The Distributor may provide cash or non-cash compensation as recognition for past sales or encouragement for future sales that may include the following: merchandise, travel expenses, prizes, meals, and lodgings, and gifts that do not exceed $100 per year, per individual.

SHAREHOLDER PROMOTIONAL PROGRAMS

The Distributor may from time to time provide incentives in the form of cash or Fund shares to current or potential shareholders of The Pillar Funds. The Distributor or Fleet may terminate any promotional program at any time without prior notice. The Distributor will not be reimbursed by the Trust for any payment made pursuant to promotional offers.

DIVIDENDS AND DISTRIBUTIONS

The Fund distributes its net investment income monthly and makes distributions of its net realized capital gains, if any, at least annually. If you own Fund shares on a Fund's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Fund shares unless you elect to receive payment in cash. To elect cash payment, you must notify Fleet National Bank by telephone.

TAXES

PLEASE CONSULT YOUR TAX ADVISOR REGARDING YOUR SPECIFIC QUESTIONS ABOUT FEDERAL, STATE AND LOCAL INCOME TAXES. Below we have summarized some important tax issues that affect the Fund and its shareholders. This summary is based on current tax laws, which may change.

The Fund will distribute substantially all of its net investment income and its net realized capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Distributions you receive from the Fund may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. EACH SALE OR EXCHANGE OF FUND SHARES MAY BE A TAXABLE EVENT.

MORE INFORMATION ABOUT TAXES IS IN OUR STATEMENT OF ADDITIONAL INFORMATION.

6

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                                                                  APRIL 30, 2001

FINANCIAL HIGHLIGHTS

The table that follows presents performance information about the Fund. This information is intended to help you understand the Fund's financial performance for the past five years. Some of this information reflects financial information for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in the Fund, assuming you reinvested all of your dividends and distributions. This information has been audited by Arthur Andersen LLP, independent public accountants. Their report, along with the Fund's financial statements, appears in the annual report that accompanies our Statement of Additional Information. You can obtain the annual report, which contains more performance information, at no charge by calling 1-800-932-7782.

FOR A SHARE OUTSTANDING THROUGHOUT THE YEAR

                                                                                                                    RATIO OF NET
                                                                                                      RATIO OF       INVESTMENT
                                                                                                      EXPENSES         INCOME
                                                                                      RATIO OF NET   TO AVERAGE      TO AVERAGE
        NET ASSET           DISTRIBUTIONS                      NET ASSETS   RATIO OF   INVESTMENT    NET ASSETS      NET ASSETS
          VALUE       NET     FROM NET    NET ASSET              END OF     EXPENSES   INCOME TO     (EXCLUDING      (EXCLUDING
        BEGINNING INVESTMENT INVESTMENT   VALUE END    TOTAL     PERIOD    TO AVERAGE   AVERAGE      WAIVERS AND     WAIVERS AND
        OF PERIOD   INCOME     INCOME     OF PERIOD   RETURN     (000)     NET ASSETS  NET ASSETS  REIMBURSEMENTS) REIMBURSEMENTS)
------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES PLUS MONEY MARKET FUND
------------------------------------------------------------------------------------------------------------------------------------

2000     $1.00      $0.06      $(0.06)      $1.00      5.66%    $64,208       0.55%       5.54%          0.64%           5.45%
1999      1.00       0.04       (0.04)       1.00      4.41      59,340       0.55        4.32           0.67            4.20
1998      1.00       0.05       (0.05)       1.00      4.78      63,222       0.55        4.69           0.70            4.54
1997      1.00       0.05       (0.05)       1.00      4.89      68,658       0.55        4.78           0.65            4.68
1996      1.00       0.05       (0.05)       1.00      4.82      65,173       0.55        4.72           0.65            4.62
------------------------------------------------------------------------------------------------------------------------------------


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                                  [Logo Omitted]

                               INVESTMENT ADVISOR
                         Fleet Investment Advisors Inc.
                               100 Federal Street
                           Boston, Massachusetts 02109

         DISTRIBUTOR                                     LEGAL COUNSEL
SEI Investments Distribution Co.                  Morgan, Lewis & Bockius LLP
   One Freedom Valley Drive
   Oaks, Pennsylvania 19456

          More information about The Pillar Funds is available without charge through the following:

                    STATEMENT OF ADDITIONAL INFORMATION (SAI)
      The SAI dated April 30, 2001, includes detailed information about The
      Pillar Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

                         ANNUAL AND SEMI-ANNUAL REPORTS
      These reports list the Fund's holdings and contain information from the Fund's managers about strategies, and recent market conditions and trends and their impact on Fund performance. The reports also contain detailed financial information about the Fund.

                 TO OBTAIN AN SAI, ANNUAL OR SEMI-ANNUAL REPORT,
                              OR MORE INFORMATION:

                        BY TELEPHONE: CALL 1-800-243-8550
                              BY MAIL: Write to us
                                      Fleet
                          214 Main Street, Third Floor
                          Hackensack, New Jersey 07601
                           Attention: Bank Investments

                        BY INTERNET: www.pillarfunds.com

     FROM THE SEC: You can also obtain the SAI or the Annual and Semi-Annual reports, as well as other information about The Pillar Funds, from the EDGAR Database on the SEC's website ("HTTP://www.sec.gov"). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information on the operation of the Public Reference Room, call 202-942-8090). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-0102. You may also obtain this information, upon payment of a duplicating fee, by e-mailing the SEC at the following address:
                              publicinfo@sec.gov.

    The Pillar Funds' Investment Company Act registration number is 811-6509.

   THE PILLAR FUNDS, PILLAR, THE STYLIZED "P" LOGO, PILLARFUNDS.COM AND YOUR INVESTMENT FOUNDATION ARE REGISTERED SERVICE MARKS OF FLEET NATIONAL BANK.
 SUMMIT, SUMMIT BANK, SUMMIT BANCORP, SUMMIT FINANCIAL SERVICES GROUP AND REACH
   HIGHER ARE REGISTERED SERVICE MARKS OF FLEETBOSTON FINANCIAL CORPORATION.

PIL-F-024-05